NEWS	FONAR CORPORATION
For Immediate Release	The Inventor of MR Scanning™
Contact: Daniel Culver	An ISO 9001 Company
Director of Communications	Melville, New York 11747
E-mail: investor@fonar.com	Phone: (631) 694-2929
www.fonar.com	Fax: (631) 390-1772

FONAR ANNOUNCES FISCAL 2020 3RD QUARTER AND NINE MONTHS FINANCIAL RESULTS; COMPANY BALANCE SHEET REMAINS STRONG AMID COVID-19 CRISIS

*	COVID-19 drastically affects imaging center scan volumes and delays installations of two MRI scanners until 1st Quarter of Fiscal 2021. Upon their completion, FONAR subsidiary, HMCA, will have 38 MRI scanners under its management.

*	Cash and Cash Equivalents were $31.0 million as of March 31, 2020.

*	Total Revenues-Net decreased 5% to $21.7 million for the quarter ended March 31, 2020, versus corresponding quarter one year earlier.

*	Income from Operations was $2.6 million for the quarter ended March 31, 2020.

*	Net Income was $1.9 million for the quarter ended March 31, 2020.

*	Diluted Net Income per Common Share Available to Common Stockholders was $0.18 for the quarter ended March 31, 2020.

*	Total Current Assets were $91.4 million and Total Current Liabilities were $14.9 million at March 31, 2020.

*	Total Assets were $171.2 million and Total Liabilities were $45.6 million at March 31, 2020.

MELVILLE, NEW YORK, May 11, 2020 - FONAR Corporation (NASDAQ-FONR), The Inventor of MR Scanning™, reported today its financial results for the Fiscal 2020 3rd Quarter and Nine Months period ended March 31, 2020. FONAR’s primary source of income and growth is attributable to its diagnostic imaging management subsidiary, Health Management Company of America (HMCA). In 2009, HMCA managed 9 MRI scanning centers; it currently manages 25 MRI scanning centers. The impact the COVID-19 crisis had on the Company during the 3rd Quarter is discussed under Significant Event and Management Discussion below.

Operating Results

Total Revenues-Net decreased 5% for the third fiscal quarter ended March 31, 2020 to $21.7 million as compared to $22.8 million for the corresponding quarter one year earlier. Total Revenues-Net for the nine-month period ended March 31, 2020 were $64.9 million as compared to $64.7 million for the corresponding nine-month period one year earlier.

Income from Operations, for the third fiscal quarter ended March 31, 2020, was $2.6 million, as compared to $6.6 million for the corresponding quarter one year earlier. Income from Operations, for the nine-month period ended March 31, 2020, was $13.1 million, as compared to $18.1 million for the corresponding nine-month period one year earlier.

Net Income, for the third fiscal quarter ended March 31, 2020, was $1.9 million as compared to $5.2 million for the corresponding quarter one year earlier. Net Income, for the nine-month period ended March 31, 2020, was $10.6 million, as compared to $14.6 million for the corresponding nine-month period one year earlier.

FONAR CORPORATION AND SUBSIDIARIES

Diluted Net Income Per Common Share Available to Common Shareholders, for the third fiscal quarter ended March 31, 2020, was $0.18 as compared to $0.56 for the corresponding quarter one year earlier. Diluted Net Income Per Common Share Available to Common Shareholders, for the nine-month period ended March 31, 2020, was $1.10, as compared to $1.55 for the corresponding nine-month period one year earlier.

Total Costs and Expenses, for the third fiscal quarter ended March 31, 2020, was $19.1 million as compared to $16.2 million for the corresponding quarter one year earlier. Total Costs and Expenses, for the nine-month period ended March 31, 2020, was $51.8 million, as compared to $46.6 million for the corresponding nine-month period one year earlier.

Balance Sheet Items

Total Cash and Cash Equivalents and Short Term Investments at March 31, 2020 increased 7% to $31.1 million, versus $29.0 million at June 30, 2019. This compared positively to $30.7 million for the prior fiscal quarter at December 31, 2019.

A recent accounting pronouncement, Accounting Standards Update (ASU) 2016-02, required a Right to Use Asset of $29.1 million, and a Lease liability of $31.1 million, to be recorded during the third fiscal quarter of 2020, representing the present value of future lease payments, less year-end deferred rent balances and any tenant improvements committed to by landlords. There are no comparable assets or liabilities recorded for prior periods. Details of ASU 2016-02 may be found in the Company’s 10-K for the year ended June 30, 2019.

Total Current Assets, at March 31, 2020, were $91.4 million, as compared to $85.1 million, at June 30, 2019.

Total Current Liabilities, at March 31, 2020 was $14.9 million, as compared to $14.1 million at June 30, 2019. Total Current Liabilities is impacted by the recent accounting pronouncement, specifically of the Lease liability – current portion of $3.2 million.

Total Assets, at March 31, 2020, were $171.2 million, as compared to $133.6 million at June 30, 2019. This includes the Right-of-use Assets-net of $29.1 million included in Fiscal 2020 but not included in Fiscal 2019.

Total Liabilities at March 31, 2020 were $45.6 million, as compared to $15.4 million at June 30, 2019. This includes Lease liability – net of current portion at $27.9 million and Lease liability – current portion at $3.2 million included in fiscal 2020. Lease liability – net of current portion and Lease liability – current portion were not included in fiscal 2019.

The Total Assets / Total Liabilities ratio for the quarter ended March 31, 2020, was 3.8 compared to 8.6 as of June 30, 2019. This difference is predominantly due to the effect of the recently adopted accounting pronouncement, ASU 2016-02, which required $29.1 million of assets and $31.1 million of liabilities to be recorded at March 31, 2020.

FONAR CORPORATION AND SUBSIDIARIES

Significant Event

The COVID-19 pandemic reached our shores in March, 2020, in FONAR’s 3rd Quarter of Fiscal 2020, killing thousands, tumbling financial markets, and wreaking economic and social havoc across the country. On March 9, 2020, the Dow Jones Industrial Average ($DJI) dropped 1080 points, 3.8% of its value. By March 23, 2020 it hit a low of 18,213 points, a drop of over 10,000 points from where it was a little over a month earlier.

Governmental “shut-down” directives requiring the closing of all nonessential businesses quickly followed. With doctors’ offices and healthcare providers deemed essential businesses, HMCA-managed sites, all of them located in New York and Florida, have been allowed to continue to serve patients in need of outpatient medical care. The FONAR MRI Scanner Service Department is also considered essential.

As a result of the pandemic, scheduled elective patient care, including surgeries, has been cancelled or postponed. Further, patients simply wary of contracting the coronavirus are cancelling, postponing or missing their doctor appointments. The unavoidable sight of closed nonessential businesses and the constant urging or demand for all to maintain social distancing or to shelter in place have heightened patient fear and concern. Consequently, patient volume at medical offices, the source of MRI referrals, has dropped precipitously. In turn, so has scan volume at all HMCA-managed sites: 21% less than projected, pre-COVID-19, for March and 56% less than projected for April, pre-COVID-19. It appears that scan volume for May will be less than projected as well.

However, with the state of Florida now is the process of “reopening” and with the state of New York expected to follow suit in the near future, the Company expects scan volume at all HMCA-managed sites to begin to rise steadily in the 1st Quarter of Fiscal 2021.

Management Discussion

Timothy R. Damadian, President and CEO, said, “Prior to the COVID-19 pandemic disruption, we planned to invest between $4 million and $6 million dollars at four (4) scanning centers in Fiscal 2020. In October, 2019, we installed a second MRI scanner in the facility we manage in Ormond Beach, Florida facility, and we expect to be installing by the end of June the first MRI in what will be a two-MRI facility in Pembroke Pines, Florida. Unfortunately, the COVID-19 disruption has slowed down installations of second MRIs in two of the New York facilities we manage – one in Westchester County and the other in Suffolk County. Nevertheless, I am pleased that these two installations are now expected to be completed during the first quarter of Fiscal 2021. When all 3 are installed, we will have a total of 39 MRI under our management.

“The COVID-19 pandemic arrived in late March. For the safety of employees and patients, we immediately implemented sanitary procedures at FONAR headquarters and at all HMCA-managed sites and ordered additional Personal Protective Equipment (PPE) needed for protection from the virus. Where possible, headquarter employees are now working from their homes. Others, due to reduced workloads or restrictions that prevent them from doing their jobs as usual, have had their hours cut or have been furloughed.

FONAR CORPORATION AND SUBSIDIARIES

“Once the states of Florida and New York are “reopened,” the COVID-19 pandemic under control, and patients back to seeing their physicians, we are confident we will be once again thriving and growing. At this point in time, no one can predict when that will happen, but I eagerly look forward to seeing the end of the pandemic, our employees and their families healthy and safe, our furloughed employees returned to work, and office hours and patient volume at the sites back to where they were in March.”

Mr. Damadian concluded, “We have a very strong balance sheet. With Cash and Cash Equivalents at $31.0 million and relatively little debt, the Company’s liquidity puts us in excellent position to weather the storm and continue to grow for the foreseeable future.”

Chairman of the Board, Raymond V. Damadian, M.D., said, “It’s pleasing to see the Company continue to be profitable. My son, Timothy, and his highly experienced and competent management team, are doing an outstanding job. Since they took the reins in 2010, Total Revenues-Net has grown from $31.8 million to $87.2 million, representing an effective annual growth rate of nearly 12%. The total MRI scan volume at HMCA-managed facilities in calendar year 2009 was 29,000 and 189,000 in calendar 2019.

“The importance of the FONAR UPRIGHT® Multi-Position™ MRI to the success of HMCA cannot be overstated,” continued Dr. Damadian. “Physicians are seeing how the diagnostic information obtained from having their patients scanned in weight-bearing positions, such as sitting, bending or standing, can lead to treatment plans that result in better patient outcomes. Scanning patients in these positions is possible only on the patent-protected UPRIGHT® Multi-Position™ MRI. It is well known that the majority of MRI studies are of the spine, and it is widely reported that about 80% of adults experience low back pain at some point in their lifetimes. This explains why the UPRIGHT® MRI has gained traction in the medical community.”

“Additionally, a significant portion of the patient population seeks to avoid their MRI exams in a claustrophobia-inducing “tunnel” or “tube” MRI, which is typical of most other MRIs. Most Upright® MRI patients are delighted to have their MRI scan while sitting and watching a wide-screen TV. This has been a highly-prized feature unique to FONAR and is supported by numerous patents that protect our technology from the large MRI competitors in the MRI industry. Perhaps a silver lining in the "COVID -19 black cloud", is the relative ease with which Fonar UPRIGHT® scanner surfaces, in close proximity to patients, can be much more easily sanitized and maintained than the "tunnel" or "tube" MRI scanners, with minimal exposure to staff and patients. We expect to continue to enjoy this competitive advantage well into the future.”

Dr. Damadian continued, “Unfortunately, COVID-19 has delayed our R&D progress on MRI imaging of cerebrospinal fluid (CSF) flow and its impact on cerebral degenerative diseases. Our research is focused on quantifying CSF flow and the velocity at which it navigates through the neck and head. We’ve been able to use quantitative CSF data collected from asymptomatic patients to identify the degree to which CSF flow impairment is responsible for the patient’s symptoms and the degree to which the patient’s surgical or non-surgical CCJ treatment has restored the patient’s critical brain and central nervous symptom’s physiology to normal. We use the UPRIGHT® MRI to make cines (movies) of the fluid (CSF) as it flows up and down the neck and around the brain. We are also hopeful that our research may lead to a new understanding of the role of CSF on neurologic diseases, such as MS and Parkinson’s disease.

Dr. Damadian concluded, “Once the COVID-19 crisis is over and the economy returns to normal, there is every reason to believe that FONAR will continue to prosper.”

FONAR CORPORATION AND SUBSIDIARIES

About FONAR

FONAR, the Inventor of MR Scanning™, located in Melville, NY, was incorporated in 1978 and is the first, oldest and most experienced MRI company in the industry. FONAR introduced the world’s first commercial MRI in 1980, and went public in 1981. FONAR’s signature product is the FONAR UPRIGHT® Multi-Position™ MRI (also known as the STAND-UP® MRI), the only whole-body MRI that performs Position™ Imaging (pMRI™) and scans patients in numerous weight-bearing positions, i.e. standing, sitting, in flexion and extension, as well as the conventional lie-down position. The FONAR UPRIGHT® MRI often detects patient problems that other MRI scanners cannot because they are lie-down and ”weightless-only” scanners. The patient-friendly UPRIGHT® MRI has a near-zero patient claustrophobic rejection rate. As a FONAR customer states, “If the patient is claustrophobic in this scanner, they’ll be claustrophobic in my parking lot.” Approximately 85% of patients are scanned sitting while watching TV.

FONAR has new works-in-progress technology for visualizing and quantifying the cerebral hydraulics of the central nervous system, the flow of cerebrospinal fluid (CSF). This imaging and quantifying of the dynamics of this vital life-sustaining physiology of the body’s neurologic system has been made possible first by FONAR’s introduction of the MRI and now by this latest works-in-progress method for quantifying CSF in all the normal positions of the body, particularly in its upright flow against gravity. Patients with whiplash or other neck injuries are among those who may benefit from this new understanding.

FONAR’s substantial list of patents includes recent patents for its technology enabling full weight-bearing MRI imaging of all the gravity sensitive regions of the human anatomy, especially the brain, extremities and spine. It includes its newest technology for measuring the Upright cerebral hydraulics of the central nervous system. FONAR’s UPRIGHT® Multi-Position™ MRI is the only scanner licensed under these patents.

UPRIGHT® and STAND-UP® are registered trademarks and The Inventor of MR Scanning™, Full Range of Motion™, Multi-Position™, Upright Radiology™, The Proof is in the Picture™, True Flow™, pMRI™, Spondylography™, Dynamic™, Spondylometry™, CSP™, and Landscape™, are trademarks of FONAR Corporation.

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company's filings with the Securities and Exchange Commission.

FONAR CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts and shares in thousands, except per share amounts)

(UNAUDITED)

ASSETS

	March 31, 2020	June 30, 2019
Current Assets:
Cash and cash equivalents	$31,019	$13,882
Short term investments	32	15,095
Accounts receivable – net	3,832	3,737
Accounts receivable - related party	30	—
Medical receivable – net	16,481	15,729
Management and other fees receivable – net	28,007	25,709
Management and other fees receivable – related medical practices – net	7,035	6,501
Inventories	1,775	1,798
Costs and estimated earnings in excess of billings on uncompleted contracts	153	525
Income tax receivable	1,200	600
Prepaid expenses and other current assets	1,798	1,513
Total Current Assets	91,362	85,089

Accounts receivable	2,166	—
Income taxes receivable	—	600
Deferred income tax asset	18,457	20,937
Property and equipment – net	21,258	16,986
Right-of-use asset – net	29,145	—
Goodwill	3,985	3,985
Other intangible assets – net	4,162	4,756
Other assets	645	1,207
Total Assets	$171,180	$133,560

FONAR CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts and shares in thousands, except per share amounts)

(UNAUDITED)

LIABILITIES AND STOCKHOLDERS’ EQUITY

	March 31, 2020	June 30, 2019
Current Liabilities:
Current portion of long-term debt and capital leases	$34	$41
Accounts payable	1,687	1,861
Other current liabilities	5,162	7,577
Unearned revenue on service contracts	3,912	3,812
Unearned revenue on service contracts – related party	27	—
Lease liability - current portion	3,214	—
Customer deposits	854	799
Total Current Liabilities	14,890	14,090

Long-Term Liabilities:
Unearned revenue on service contracts	2,096	—
Deferred income tax liability	243	243
Due to related medical practices	93	93
Long-term debt and capital leases, less current portion	247	273
Lease liability - net of current portion	27,885	—
Other liabilities	139	749

Total Long-Term Liabilities	30,703	1,358
Total Liabilities	45,593	15,448

FONAR CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts and shares in thousands, except per share amounts)

(UNAUDITED)

LIABILITIES AND STOCKHOLDERS’ EQUITY (Continued)

STOCKHOLDERS' EQUITY:	March 31, 2020	June 30, 2019
Class A non-voting preferred stock $.0001 par value; 453 shares authorized at March 31, 2020 and June 30, 2019, 313 issued and outstanding at March 31, 2020 and June 30, 2019	$—	$—
Preferred stock $.001 par value; 567 shares authorized at March 31, 2020 and June 30, 2019, issued and outstanding – none	—	—
Common Stock $.0001 par value; 8,500 shares authorized at March 31, 2020 and June 30, 2019, 6,459 and 6,369 issued at March 31, 2020 and June 30, 2019, 6,447 and 6,357 outstanding at March 31, 2020 and June 30, 2019	1	1
Class B Common Stock (10 votes per share) $.0001 par value; 227 shares authorized at March 31, 2020 and June 30, 2019; .146 issued and outstanding at March 31, 2020 and June 30, 2019	—	—
Class C Common Stock (25 votes per share) $.0001 par value; 567 shares authorized at March 31, 2020 and June 30, 2019, 383 issued and outstanding at March 31, 2020 and June 30, 2019	—	—
Paid-in capital in excess of par value	183,076	181,086
Accumulated deficit	(56,792)	(64,456)
Treasury stock, at cost - 12 shares of common stock at March 31, 2020 and June 30, 2019	(675)	(675)
Total Fonar Corporation’s Stockholders’ Equity	125,610	115,956
Noncontrolling interests	(23)	2,156
Total Stockholders' Equity	125,587	118,112
Total Liabilities and Stockholders' Equity	$171,180	$133,560

ONAR CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Amounts and shares in thousands, except per share amounts)

(UNAUDITED)

	FOR THE THREE MONTHS ENDED MARCH 31,
REVENUES	2020	2019
Patient fee revenue – net of contractual allowances and discounts	$5,713	$6,410
Product sales – net	92	796
Service and repair fees – net	1,942	1,964
Service and repair fees - related parties – net	28	28
Management and other fees – net	11,218	11,191
Management and other fees - related medical practices – net	2,693	2,390
Total Revenues – Net	21,686	22,779
COSTS AND EXPENSES
Costs related to patient fee revenue	2,840	2,740
Costs related to product sales	235	216
Costs related to service and repair fees	674	752
Costs related to service and repair fees - related parties	9	10
Costs related to management and other fees	6,004	5,834
Costs related to management and other fees – related medical practices	1,550	1,634
Research and development	535	381
Selling, general and administrative	7,224	4,604
Total Costs and Expenses	19,071	16,171
Income From Operations	2,615	6,608
Interest Expense	(17)	(27)
Investment Income	126	104
Income Before Provision for Income Taxes and Noncontrolling Interests	2,724	6,685
Provision for Income Taxes	(810)	(1,484)
Net Income	1,914	5,201
Net Income - Noncontrolling Interests	(653)	(1,338)
Net Income - Controlling Interests	$1,261	$3,863
Net Income Available to Common Stockholders	$1,184	$3,623
Net Income Available to Class A Non-Voting Preferred Stockholders	$57	$179
Net Income Available to Class C Common Stockholders	$20	$61
Basic Net Income Per Common Share Available to Common Stockholders	$0.18	$0.57
Diluted Net Income Per Common Share Available to Common Stockholders	$0.18	$0.56
Basic and Diluted Income Per Share – Class C Common	$0.05	$0.16
Weighted Average Basic Shares Outstanding – Common Stockholders	6,447	6,357
Weighted Average Diluted Shares Outstanding - Common Stockholders	6,575	6,485
Weighted Average Basic Shares Outstanding – Class C Common	383	383
Weighted Average Diluted Shares Outstanding – Class C Common	383	383

FONAR CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Amounts and shares in thousands, except per share amounts)

(UNAUDITED)

	FOR THE NINE MONTHS ENDED MARCH 31,
REVENUES	2020	2019
Patient fee revenue – net of contractual allowances and discounts	$17,754	$17,856
Product sales – net	288	1,241
Service and repair fees – net	6,044	6,116
Service and repair fees - related parties – net	83	83
Management and other fees – net	33,242	32,448
Management and other fees - related medical practices – net	7,473	6,965
Total Revenues – Net	64,884	64,709
COSTS AND EXPENSES
Costs related to patient fee revenue	8,660	8,016
Costs related to product sales	685	539
Costs related to service and repair fees	2,196	2,242
Costs related to service and repair fees - related parties	30	30
Costs related to management and other fees	18,203	17,493
Costs related to management and other fees – related medical practices	4,707	4,421
Research and development	1,590	1,368
Selling, general and administrative	15,691	12,474
Total Costs and Expenses	51,762	46,583
Income From Operations	13,122	18,126
Interest Expense	(57)	(78)
Investment Income	413	336
Other Income	1	—
Income Before Provision for Income Taxes and Noncontrolling Interests	13,479	18,384
Provision for Income Taxes	(2,849)	(3,826)
Net Income	10,630	14,558
Net Income - Noncontrolling Interests	(2,966)	(3,824)
Net Income - Controlling Interests	$7,664	$10,734
Net Income Available to Common Stockholders	$7,194	$10,067
Net Income Available to Class A Non-Voting Preferred Stockholders	$350	$496
Net Income Available to Class C Common Stockholders	$120	$170
Basic Net Income Per Common Share Available to Common Stockholders	$1.12	$1.58
Diluted Net Income Per Common Share Available to Common Stockholders	$1.10	$1.55
Basic and Diluted Income Per Share – Class C Common	$0.31	$0.44
Weighted Average Basic Shares Outstanding – Common Stockholders	6,442	6,353
Weighted Average Diluted Shares Outstanding - Common Stockholders	6,570	6,481
Weighted Average Basic Shares Outstanding – Class C Common	383	383
Weighted Average Diluted Shares Outstanding – Class C Common	383	383